Exhibit 99.1

Scientific Learning Announces Private Placement of $7.2 Million

Oakland, CA, March 23, 2012 -- Scientific Learning Corporation (NASDAQ:SCIL), a leading provider of technologies for accelerated learning, today announced it has entered into definitive agreements in connection with a private placement of equity for gross proceeds of $7.2 million.

“This financing will help Scientific Learning accelerate our software-as-a-service model on our new web-delivered platform,” said Andy Myers, Chief Executive Officer.  “We appreciate the continued support from existing investors, and are pleased with the level of commitment from new investors. Our shareholders understand our long term vision and the strength of our solution.”

The Company sold units of common stock and warrants priced at $1.73 per unit.  The Company will issue approximately 4.2 million shares of common stock and warrants to acquire up to approximately 2.5 million shares of common stock.  The warrants have an exercise price of $1.82 per share.  The financing is expected to settle on March 28, 2012, subject to customary closing conditions.

First Analysis Securities Corporation has acted as the exclusive placement agent on this transaction.

The securities offered in the private placement have not been registered under the Securities Act of 1933, as amended (the "Securities Act") or applicable state securities laws. Accordingly, the securities may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and such applicable state securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. The securities offered involve a high degree of risk. Further details about the financing transaction are available in a Form 8-K to be filed on or about March 23, 2012 with the U.S. Securities and Exchange Commission.

About Scientific Learning Corporation

We accelerate learning by applying proven research on how the brain learns. Scientific Learning’s results are demonstrated in over 250 research studies and protected by over 55 patents.  Learners can realize achievement gains of up to 2 years in as little as 3 months and maintain an accelerated rate of learning even after the programs end.

Today, learners have used over 3 million Scientific Learning software products. We provide our offerings directly to parents, K–12 schools and learning centers, and in more than 40 countries around the world. For more information, visit http://www.scilearn.com/ or call toll-free (888) 358-0212.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to the safe harbor created by the federal securities laws.  Such statements include, among others, statements relating to the expected timing of the settlement and the expected uses of and benefits from the proceeds.  Such statements are subject to substantial risks and uncertainties.  Actual events or results may differ materially as a result of many factors, including but not limited to our ability to satisfy applicable conditions to closing, potential changes in the intended uses of the proceeds, and the risk that the additional cash resources do not accelerate our software-as-a service model.  The Company disclaims any obligation to update information contained in these forward-looking statements, whether as a result of new information, future events, or otherwise.

Media Contact:	Investor Contact:
Anne Berger	Stacie Bosinoff
Sr. Director of Marketing	The Blueshirt Group
(510) 625-2270	(415) 217-7722
aberger@scilearn.com	investorrelations@scilearn.com
stacie@blueshirtgroup.com